Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is entered into as of February 2, 2017, by and between FireEye, Inc., a Delaware corporation (the “Company”), and Michael J. Berry (“Executive”).

WHEREAS, Executive has notified the Company of his voluntarily resignation as the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer, effective February 3, 2017 (the “Resignation Date”);

WHEREAS, Company wishes to avail itself of Executive’s knowledge, expertise and experience for transitional matters following the Resignation Date;

WHEREAS, Executive is willing to provide transition services to the Company following the Resignation Date upon the terms and conditions set forth below; and

WHEREAS, the Company has agreed to provide Executive with the consideration described in Section 3(a) below in exchange for Executive’s services, his comprehensive release, and the other agreements set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Transition Services.

(a) During the period beginning on the Resignation Date and continuing through the date of the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2016 with the Securities and Exchange Commission or March 1, 2017, whichever is later (such period, the “Transition Period”), Executive shall provide to the Company transition services as shall be reasonably requested from time to time by the Chief Executive Officer of the Company or his designee (the “Company Representative”).

(b) Executive shall determine the time and location at which he shall perform such services, subject to the right of the Company Representative to reasonably request by advance notice that such services be performed at a specific time and at a specific location. Executive shall honor any such request unless he is unable to perform due to his health, or he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by the Company Representative, and in such circumstances, shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company shall use its reasonable best efforts not to require the performance of transition services in any manner that unreasonably interferes with any other business activity of Executive.

(c) Executive shall not, by virtue of the transition services provided hereunder, be considered an officer or employee of the Company or any of its affiliates during the Transition Period, and shall not have the power or authority to contract in the name of or bind the Company or any of its affiliates. Executive shall at all times be an independent contractor and shall be responsible for payment of all taxes with respect to all amounts paid to him hereunder.

2. Termination of Transition Services. The Company may terminate this Agreement at any time for cause which shall be limited to either (i) the conviction of Executive of a felony which has a substantial effect on the Company’s business or reputation, (ii) the continual and repeated failure of Executive to perform the services required of him hereunder, after written notice of the alleged failures and an opportunity to cure has been given, or (iii) a breach by Executive of any other agreement between Executive and Company or its affiliates.

3. Consideration.

(a) In exchange for Executive performing the services described herein during the Transition Period, his comprehensive release, and the other agreements set forth in this Agreement, (i) the Company shall pay Executive his fiscal 2016 cash bonus in the amount of $251,125 on February 15, 2017, as if he remained an employee of the Company on such date, provided that this Agreement is effective on such date and has not theretofore been terminated, and (ii) any outstanding Company equity awards held by Executive as of immediately prior to the Resignation Date will continue to vest during the Transition Period in accordance with their respective terms, provided that this Agreement is effective on the applicable vest date and has not theretofore been terminated.

(b) Executive acknowledges and agrees that (A) at the end of the Transition Period, any Company equity awards held by Executive that are not then vested will be automatically forfeited, cancelled and terminated, (B) Executive shall not be entitled to any payments or benefits under the Company’s Change of Control Policy for Officers, and (C) except as set forth in Section 3(a) above, Executive shall not be entitled to receive any compensation, bonuses or benefits from Company.

4.    General Release and Waiver of Claims.

(a) The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, restricted stock units (“RSUs”), termination benefits or other compensation to which Executive may be entitled by virtue of his employment with the Company or his termination of employment with the Company. In exchange for the consideration under this Agreement, and to the fullest extent permitted by law, Executive hereby releases the Company and its officers, shareholders, employees, directors, attorneys, affiliates, successors and assigns (collectively “Releasees”) from and waives any and all charges, complaints, claims, causes of action, debts, and obligations of any kind, whether known or not known, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), that arise out of or in any way related to events, acts, conduct or omissions prior to or on the date Executive signs this Agreement, including without limitation any claims incidental to or arising out of his employment with the Company.

(b) This release and waiver includes, without limitation: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including but not limited to salary, bonuses, commissions, vacation pay, severance pay, fringe benefits, stock, stock options, RSUs, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims, including but not limited those arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, or other similar state statute, and/or any other federal state or local law or regulation that may be released by private agreement.

(c) Notwithstanding the foregoing, Executive is not releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC, the Department of Labor, the California Department of Fair Employment and Housing, or similar federal or state government agency, except that Executive hereby waives his right to any monetary benefits or recovery in connection with any such claim, charge or proceeding. Executive hereby represents that he is not aware of any claims he has or might have against the Releasees. Nothing herein shall preclude any claim Executive may file alleging that the ADEA Waiver in Section 5 below was not knowing or voluntary.

5.     ADEA Waiver. Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing the Releasees from any rights he may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (“ADEA Waiver”), and that the consideration given for the foregoing waiver is in addition to anything of value to which he is already entitled. Executive further acknowledges that: (a) Executive’s ADEA Waiver and release do not apply to any claims that may arise after his signing of this Agreement; (b) he should consult with an attorney prior to executing this release; (c) Executive has forty-five (45) days within which to consider this release (although he may choose to voluntarily execute this release earlier) and if he has not availed himself of the full time period he has failed to do so knowingly and voluntarily; (d) Executive has seven (7) days following the execution of this release to revoke the ADEA Waiver (in a written revocation sent to the Company’s General Counsel); and (e) the ADEA Waiver

will not be effective until the eighth day after this Agreement has been signed both by Executive and by the Company.

6.     Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to Executive at present, Executive acknowledges that he has read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any unknown or unsuspected claims herein.

7.    Cooperation and Assistance. Executive agrees to voluntarily cooperate with the Company if he has knowledge of facts relevant to any threatened or pending litigation against the Company by making himself reasonably available for interviews, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

8.    Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.    No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

10. Complete and Voluntary Agreement. This Agreement, together with the proprietary information and invention assignment agreement that Executive signed with the Company, which the parties agree shall remain in force throughout he consultancy period, constitute the entire agreement between Executive and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Executive acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute this Agreement, and Executive acknowledges that he has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that he is executing this Agreement voluntarily, free of any duress or coercion. Executive further understands and agrees that he has carefully read and fully understands all of the provisions of this Agreement, affirm that he was advised to consult with an attorney prior to signing this Agreement, knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and knowingly and voluntarily intends to be legally bound by the same.

11. Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

12. Review of Agreement. Executive understands that he may take up to forty-five (45) days to consider this Agreement. Executive also understands that he may revoke this Agreement within seven (7) days of signing this Agreement and that the consideration to be paid to him pursuant to Section 3(a) above will be paid only if he has not revoked the Agreement, at the expiration of that seven (7) day revocation period, based on the Effective Date below.

13. Effective Date. This Agreement shall become effective on the eighth (8th) day after Executive signs it and without revocation by him (the “Effective Date”).

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.   Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the Equal Employment Opportunity Commission), the Company may withhold, retain, or require reimbursement of all or any portion of the payments under this Agreement until such claim is withdrawn by Executive.

16. No Tax Advice. Executive agrees and acknowledges that the Company has made no representations to him regarding the tax consequences of the money paid pursuant to this Agreement, and that he shall rely upon his own tax advice with respect to any taxes owed on any of such monies. Executive shall be solely responsible for the payment of any federal, state or local taxes owed by Executive as a result of his receipt of money or benefits paid pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Transition Agreement as of the date first set forth above.

FIREEYE, INC.

By:	/s/ Kevin R. Mandia
Kevin R. Mandia Chief Executive Officer

/s/ Michael J. Berry
Michael J. Berry